Exhibit 3.1

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation: USD Energy Corp._____________________________

2.	The articles have been amended as follows (provide article numbers, if available):

Article 1 of the Articles of Incorporation is hereby amended to read as follows:

The name of the corporation is Casablanca Mining Ltd.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 95.98%

4.	Effective date of filing (optional): February 4, 2011_______________________________

5.	Officer Signature (required): /s/ Trisha Malone__________________________________